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                                      16

                EXHIBIT 12.  RATIO OF EARNINGS TO FIXED CHARGES

                                                  For the Nine
                                                  months ended                 For the years ended June 30
                                                 March 31, 2001       2000          1999         1998         1997
                                                 --------------     --------      --------     --------     --------
Pretax income from continuing operations           $142,091         $177,055      $197,719     $231,138     $171,941
Distribution of earnings from
unconsolidated affiliates                                 -            4,220           840          602        1,509
Fixed charges                                        49,208           57,907        57,744       64,881       65,827
                                                   --------         --------      --------     --------     --------

Earnings                                           $191,299         $239,182      $256,303     $296,621     $239,277


Interest                                           $ 47,090         $ 56,869      $ 56,837     $ 63,974     $ 64,886
Amortization of premiums and other                    2,118            1,038           907          907          941
                                                   --------         --------      --------     --------     --------

Fixed Charges                                      $ 49,208         $ 57,907      $ 57,744     $ 64,881     $ 65,827


Ratio of Earnings to Fixed Charges                     3.89             4.13          4.44         4.57         3.63
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